Exhibit (p)(4)
FORTIS INVESTMENT MANAGEMENT USA, INC.
ABN AMRO INVESTMENT TRUST COMPANY
To be known collectively as « Fortis Investments »
2008 CODE OF ETHICS
PART I
PERSONAL SECURITIES TRANSACTIONS
Introduction
The personal trading and investment activities of employees of investment advisory firms are the subject of various federal securities laws, rules and regulations. Underlying these requirements is the fiduciary capacity in which an investment adviser acts for its clients. Specifically, a fiduciary has a duty of loyalty to clients that requires that the adviser act for the best interests of the clients and always places the clients’ interests first and foremost.
When investment advisory personnel invest for their own accounts, actual or potential conflicts of interest may arise between the clients’ and the employee’s interest. Examples of these conflicts may include taking an investment opportunity from the client for an employee’s own portfolio, using an employee’s advisory position to take advantage of available investment opportunities, or frontrunning i.e., an employee executing a personal transaction before making client transactions thereby taking advantage of information or using client portfolio assets to have an effect on the market beneficial to the employee and/or detriment to a client.
The Investment Advisers Act, Rule 204A-1 requires advisers to adopt a Code of Ethics and to identify “supervised persons,” and require the reporting of personal investments on a quarterly basis and the maintenance of records of personal securities transactions for those supervised persons who are considered “access persons.” “Access persons” are defined as any supervised person who (A) has access to nonpublic information regarding any clients’ purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any reportable fund or (B) is involved in making securities recommendations to clients, or who has access to such recommendations that are nonpublic. All employees are considered “access persons,” including both permanent and temporary employees. Advisers to registered investment companies are required to adopt a Code of Ethics regarding personal investment activities under the Investment Company Act, Rule 17j-1. An investment adviser’s policies and procedures represent an internal control and supervisory review to detect and prevent possible inside trading, conflicts of interests and regulatory violations.
Fortis Investments Management USA, Inc.and ABN AMRO Investment Trust Company shall be known as Fortis Investments for purposes of the Code of Ethics.

Personal Investment Policy
Fortis Investments encourages its employees to develop personal investment programs that are not speculative in nature and are not aimed at deriving short-term profits. The policies set forth below are designed to ensure that:
•	Employee’s personal accounts and investment activities conform with all applicable laws, regulations and “best” business practices;

•	Employees do not abuse the trust that is placed in them as responsible employees of Fortis Investments; and

•	In regard to their personal investment accounts, employees continue to maintain the highest standards of integrity, upon which the reputation of Fortis Investments is based.
All employees must follow the policies stated below with respect to trading in any employee or employee-related account. Failure to comply with these policies could result in disciplinary action against the employee ranging from a warning (verbal or written), a fine, a suspension of personal trading privileges or even termination of employment. Ultimate determination of disciplinary action imposed by the company is at the discretion of the Chief Compliance Officer. Note that violations of this policy not only will subject the employee to the above-mentioned disciplinary action, but also could result in action by a regulatory authority. These regulatory actions may include sanctions, suspensions, fines, disqualification from the securities industry and criminal or civil prosecution.
Chinese Wall Policy
A “Chinese Wall” is a set of policies and administrative procedures designed to avoid an appearance of impropriety resulting from concurrent business activities within the same organization.  Material, non-public information generally may not be communicated across any of the Chinese Walls that exist within Fortis Investments and its affiliates to separate trust, trading and lending areas from each other. Improper communication, in violation of the Chinese Wall proscriptions, can subject employees, Fortis Investments and its management to serious penalties. It can also result in restrictions being imposed upon business activities, on individuals or on particular areas of Fortis Investments that have improperly received material, non-public information.

Political Activity Policy
Any affiliation with a political candidate or political party that suggests Fortis Investments supports that candidate or party is strictly prohibited. You may not use Fortis Investments or its property for political purposes, nor may you use the name of Fortis Investments to further any political cause or candidate.
A number of public bodies may be clients of Fortis Investments and service by you with such a public body could give rise to situations where a conflict of interest exists. To avoid this problem, explore the possibility of conflict with the Company’s Chief Compliance Officer or designee before beginning any such service.
The Federal Elections Campaign Act (2 USC 441b) prohibits a national bank, or any company organized by authority of any law of Congress, from making political contributions in connection with federal, state and local elections. Federal law also places restrictions on the ability of other corporations to make certain political contributions. Therefore, no employee may make any contributions or expenditures on behalf of Fortis Investments in connection with any election to any political office, any primary election, or any political convention or caucus held to select candidates for any political office without first obtaining approval from the appropriate president and the Chief Compliance Officer or designee.
Economic Sanctions Policy
Under the International Emergency Economics Powers Act (50 USC 1701), the President of the United States may impose sanctions such as trade embargoes, freezing of assets and import surcharges. The Office of Foreign Assets Control (“OFAC”) of the U.S. Department of the Treasury promulgates regulations dealing with economic sanctions. Therefore, no employee on behalf of Fortis Investments may intentionally transact business with those countries or specially designated nationals against which economic sanctions have been imposed unless the appropriate license has been obtained from the OFAC allowing such transaction.
Duty to Report Abuses of Code of Ethics
All employees have a special obligation to advise the organization of any suspected abuses of company policy, including suspected criminal or unethical conduct, which you are required to report to the Chief Compliance Officer. If you believe there has been any violation of securities law, anti-trust, health and safety, environmental, government contract compliance or any other laws or company policies, we encourage you to make a verbal communication to the Chief Compliance Officer. Employees who raise concerns in good faith can do so without fear of suffering detriment by reason of making a disclosure under this policy. Fortis Investments takes all reports of (suspected) criminal or unethical conduct seriously.

Scope of the Code of Ethics Policies
These policies apply to all employees both permanent and long-term temporary. The Compliance Department will inform all employees of these policies and their applicability at the time of hire. These policies apply to all employee and employee-related securities and/or futures/commodities accounts defined as follows:
•	Any account in which the employee has an interest or has the power, directly or indirectly, to make investment decisions.

•	Any account of the employee’s spouse.

•	Any account of any child of the employee, or the spouse of any such child, if such child or spouse resides in the same household with or is financially dependent on the employee.

•	Any account of any other person related to the employee by blood or marriage over whose account the employee has control.

•	Any account of any other person to whose financial support the employee contributes materially or over whose account the employee has control.
To the extent that an employee has ceded investment decision-making authority over an employee or employee-related account as defined above, the account will not be subject to the other requirements of this policy. However, these accounts must still be disclosed to the Compliance Department together with a copy of the investment management agreement.
Personal Account Opening and Disclosure Process
All employees, within ten days of their employment date, are required to disclose to the Compliance Department, in writing, all investment accounts that they maintain either within or outside the United States (see Attachments). A copy of this policy and with the appropriate Attachment will be provided to each new employee by the Human Resources Department as part of the orientation material. Additionally, within ten days of taking up employment and becoming subject to the provisions of this policy, a roster of securities held in such accounts must be provided to the Compliance Department (see Attachments)1. In lieu of providing a separate roster, copies of the most recent monthly account statement may be submitted.

[1]	The roster of securities must be current as of a date not more than 45 days prior to the date the employee becomes an access person. The roster must include the following: (1) the title and type of security; (2) the exchange ticker symbol or CUSIP number; (3) number of shares; (4) principal amount of each reportable security; (5) the name of the broker, dealer, or bank which any securities are held; and (6) the date the access person submits the report.

For each of the accounts, the employee must arrange for the executing firm to provide duplicate confirmations and monthly statements to Fortis Investments Compliance Department. If the executing firm requires an advice letter (commonly known as a “407 letter”), it is the responsibility of the employee to contact the Compliance Department. The Compliance Department will review the duplicate confirmations and statements for compliance with the Fortis Investments Personal Investment Account policies.
Pre-approval of Transactions
Before placing an order to effect a transaction in his or her account in a “reportable security,” an employee must obtain appropriate approvals. The employee requesting the pre-approval must either access CTI – Itrade (for employee’s located in the Chicago office) or complete an Employee Transaction Pre-approval Form (for the employee’s located in the Boston and/or New York office). For employees of the Boston and/or New York office – provide the completed Form to the Compliance Department. Only upon receipt of an approval in writing (or via email) from Compliance AND the Trading Desk for the employees of the Boston and/or New York office and via email notification from ITrade for employees of the Chicago, is the employee permitted to effect the transaction.
“Reportable securities” which require approval are as follows: any stock, bond, future, investment contract, options on securities, and options on futures. Transactions in any US registered mutual fund whereby Fortis Investments either advises or sub-advises the fund are also required to be pre-approved (with the exclusion of the money market funds).
Transaction approvals remain in effect until the end of the next trading day on which the employee is advised of the approval.
Employee transactions will be monitored by the Compliance Department to ensure that the pre-approval policy is properly followed. If approval has not been obtained in accordance with this policy, Fortis Investments reserves the right to require the employee to close out the position or take other action, as it deems appropriate. Employees are not permitted to discuss the fact that any transaction has been disapproved with other employees or with others outside the firm.

Exceptions to the Pre-approval Requirement
Pre-approval is NOT required for the following transactions:
•	Transactions in equity securities with market capitalizations greater than US$ 10 billion.

•	Transactions in debt securities with a cost basis of US$ 50,000 or less in the same issuer aggregated within a 30 calendar day period.

•	All transactions in US Government and Agency securities, municipal bonds, sovereign debt and commodities.

•	Transactions in money market and bank instruments.

•	Transactions in open-end mutual funds and closed-end fund whereby the fund is not advised or sub-advised by Fortis Investments.

•	Transactions in foreign currency, unit investment trusts (including ETFs), index option and futures.

•	Transactions in accounts managed by an unconnected third party, i.e., the employee has ceded investment decision-making authority.

•	Transactions made pursuant to an automatic investment plan.
Holding Period
Each employee is required to maintain his or her position in a security for a minimum period of 30 calendar days (LIFO basis will be used for the purpose of calculating the holding period), whether or not the transaction required pre-approval. This requirement is waived for index options and futures. In special circumstances, e.g., unusual market volatility, the holding period may be waived by the Compliance Department. Individual requests for a waiver of the holding period must be submitted to the Compliance Department in writing and will be granted only in cases where good cause is shown.
Restricted List
In order to prevent the appearance of any conflict of interest and in accordance with Fortis Investments global policy, a restricted list will be maintained by the Compliance Department. Securities will be placed on the restricted list based on the transaction activity conducted by the firm for its clients or when other special circumstances apply. The Compliance Department will review this list when any employee submits an Employee Transaction Pre-approval Form or when the trade is entered on CTI – Itrade.

Prohibited Transactions
Employees are prohibited from engaging in personal transactions in the following circumstances:
•	If the employee is in possession, or believes that he or she is in possession of material non-public information about the security or the issuer.

•	Initial public offerings (“IPOs”) and secondary offerings until such offering is completed.

•	If the employee knows, or has reason to believe, that the security is being considered for purchase or sale by Fortis Investments on behalf of any client.

•	Any security that is being purchased or sold by Fortis Investments on behalf of clients on the same business day.

•	Transactions based on rumors.

•	Any private placement prior to obtaining approval from the Compliance Department.
Quarterly Reporting
Employees must report all required information for covered personal securities transactions on a quarterly basis within 30 days of the end of each calendar quarter to the Compliance Officer or other designated officer. The Compliance Department is responsible to send out quarterly reporting certifications either via email or through CTI Examiner/Itrade to Access Persons. Required information for a covered securities transactions includes the following: (1) the date of the transaction, the title, the applicable exchange ticker symbol or CUSIP number, interest rate and maturity date, number of shares, and principal amount of each reportable security involved; (2) the nature of the transactions; (3) the price of the security at which the transaction was effected;(4) the name of the broker, dealer or bank with or through which the transaction was effected; and (5) the date the report is submitted.
Annual Certification of Compliance
All employees shall be required to disclose on an annual basis all securities holdings, excluding non-affiliated mutual funds. The report must contain information that is current as of a date no more than forty five days before the report is submitted. Employees shall also certify on an annual basis that they understand the Code of Ethics and the Personal Investment Policy as part of that Code. By making this Certification the employee recognizes that he or she is subject to and have complied with the requirements of the Policy and Code. The Certification form will be provided to the Compliance Department.

Review and Record-keeping
On an ongoing basis, the Compliance Department will review all transactions by employees and will compare such transactions to transactions that were executed by Fortis Investments on behalf of clients. In addition, the Compliance Department will, upon request, provide Department Heads with summaries of personal transactions by their direct reports. In a case where a violation of the Policy may have occurred by an employee, the Compliance Department will conduct an investigation and allow the employee to supply an explanation or other relevant material. The information, together with the Compliance Department recommendation, will be supplied to the Executive Committee for determination of any action, if warranted.
On an annual basis, the Compliance Department will report to the Executive Committee identifying any recommended changes or procedures based on the firm’s experience with compliance under the Personal Investment Policy, changes in market “best practices” and changes in applicable regulation.
Fortis Investments will maintain records of the following for five years:
•	A copy of the Code of Ethics and any prior code that was in effect;

•	A copy of annual certifications executed by employees;

•	A copy of all personal transaction records that were submitted pursuant to the policy; and

•	A record of violations and any disciplinary action taken with respect to the policy.

•	A record of the persons who are currently, or within the past five years, access persons of the investment adviser.
Fund Board Review
As an adviser or sub-adviser to US registered mutual funds, Fortis Investments will provide a written report to the respective Fund Board of Trustees that describes (1) issues since the last report to the Board, new procedures, and information about material violations of the code and sanctions involved and (2) certifies that the entity has adopted procedures reasonably necessary to prevent violations of the Code of Ethics. Fortis Investments must also adopt written code of ethics that contains provisions reasonably necessary to prevent access persons from engaging in conduct prohibited by 17j-1(b).

PART II
OUTSIDE BUSINESS ACTIVITIES AND PRIVATE INVESTMENTS
Private investments and outside business activities may create conflicts of interest as well as regulatory complications for employees and Fortis Investments.
Forbidden Activities
Without the prior written consent of the Company employees may NOT engage in the following activities:
1.	Engage in “private securities transactions” within the meaning of NASD Rule 3040, i.e., a private transaction outside the regular course or scope of a person’s employment for which an employee may receive selling compensation;

2.	Act as an investment adviser or financial consultant;

3.	Make a private investment that is not held through a securities or brokerage account (such as an interest in a private partnership or hedge fund);

4.	Be engaged in any other business;

5.	Be employed or compensated by any other person;

6.	Serve as an officer, partner or employee of another organization;

7.	Serve on the board of directors (or in any similar capacity) of any unaffiliated organization;

8.	Serve as an executor or trustee for an estate, trust or similar entity; or

9.	Engage in investment-related speaking, writing or teaching activities;

10.	Run for full time elected office.
Pre-clearance
Prior to making such an investment or engaging in such activity, an employee must submit to his or her Department Head a completed Private Investment or Outside Activity Form (see Appendix) describing in detail all aspects of the proposed investment or proposed outside business activity. If the Department Head approves the proposed investment or activity, the appropriate Form and Department Head approval should be forwarded to the Compliance Department. Upon approval by both the Supervisor and Compliance Department, the employee will be notified in writing. Such approval may be subject to restrictions or qualifications and is revocable at any time.

Representation
If an employee has received approval to engage in an activity outside his or her regular employment, the employee may not imply that he or she is acting on behalf of, or as a representative of Fortis Investments and the employee may not use the Firm’s offices, telephones or stationery for any purpose not related to Fortis Investments’ business.
Appropriate Use of Fortis Investments Property
Employees must note that the use of Fortis Investments’ telephones or stationery for charitable or civic purposes is only permitted with the express prior approval of the Compliance Department. Employees may not offer Firm services in lieu of cash donations to charitable or civic organizations.
Further Restrictions
If the employee has received approval to serve on a board of directors or some similar capacity:
•	The employee may neither participate in any manner in any decision to buy, sell or hold for any client any security of the entity on whose board the employee sits, nor offer any client any recommendation, opinion, or advice (whether written or otherwise) with respect to such security, except as expressly approved by Fortis Investments senior management; and

•	The employee must be sensitive to situations where he or she may come into possession of material inside information in connection with his or her service on the board of directors. If the employee receives or thinks he or she may have received such information, the employee must immediately notify the Compliance Department and may not communicate the information to anyone else.
Change in Status
Employees have an ongoing responsibility to report any change in status with respect to a previously approved investment or activity.

PART III
CONFIDENTIAL OR “INSIDER” INFORMATION
Prohibition on Insider Trading
Section 204A of the Advisers Act, as amended by the Insider Trading and Securities Fraud Enforcement Act of 1988 (“ITSFEA”), requires investment advisers to maintain procedures to detect and prevent insider trading or face stringent penalties. In addition to the fact that insider trading likely breaches the fiduciary obligations imposed by the Advisers Act and ERISA, under ITSFEA violators face jail terms of up to 10 years, criminal fines of up to $1 million and civil penalties up to three times the profit gained or loss avoided. The Firm could face criminal fines up to $2.5 million and civil liability if it is found to have engaged in insider trading for its own accounts or if it has inadequately supervised an employee who has traded while in the possession of material non-public information. Also, ITSFEA provides an express private right of action against insider traders and persons who provide inside information to others (“tippers”). This right permits persons who traded in the same class of securities contemporaneously with the insider or “tippee” to sue for monetary damages.
The prohibitions against insider trading extend to personal trades by any partner, officer, director or employee of an investment adviser (including those performing clerical or ministerial functions) and all family members of these individuals including spouses, minor children or adults living in the same household.
In addition to the above-referenced prohibitions on personal trading, persons who are in possession of material inside information are prohibited from:
•	Soliciting customer orders to purchase, sell or exchange the securities;

•	Issuing research reports, recommendations or comments that could be construed as recommendations concerning the securities; or

•	Disclosing such information or any conclusions based thereon to any other person in or outside the Firm so that they may act on the information.

Material Information
Information is deemed to be material if there is a substantial likelihood that a reasonable investor would consider the information to be important in making an investment decision. Generally, this means information that is likely to have a substantial effect on the price of the company’s securities. Common examples of material information may include:
•	Mergers, tender offers, joint ventures or other corporate acquisitions.

•	Stock splits or stock dividends or a change in dividend policy.

•	Significant earnings changes.

•	Litigation.

•	Default of a debt obligation.

•	Management change or a labor dispute.

•	Sales of additional securities or the change in ownership of a significant block of securities.

•	Changes in a major product, customer or supplier.

•	Asset purchases or sales.

•	Write-downs of assets.

•	New products, discoveries and inventions.

•	Changes in ratings of debt securities.

•	Increases or declines in orders.
Among the factors to be considered in determining whether information is material are the degree of specificity, the extent to which it differs from previously disseminated information and its reliability in light of its nature, source and the circumstances under which it was received.

Sources of Non-Public Information
Non-public information typically comes from officers, directors or employees of a public corporation but it can also come from a person who is not an official of the issuing company. For example, it may come from an investment banker, accountant or attorney with a relationship to the issuer, or even a financial printer employed by the issuer. It may also come from abider, merger party or potential bidder for the issuing company’s securities.
Note, however, that information provided to securities analysts and other securities professionals by a company’s investor relations department or senior management in the normal course of business, absent of any special facts, is generally presumed to be public information. Recipients of this information still need to carefully consider the circumstances in which the information was revealed in order to arrive at this conclusion. Also, publication by certain media sources satisfies the public dissemination requirement.
Fortis Investment Insider Trading Policy
Any employee that believes that they have received potential inside information must immediately report to the Compliance Department. In no event may the employee communicate this information to any other person until such time as the Compliance Department has determined if, in fact, the information received is material. The employee is also prohibited from all personal trading with respect to the information until clearance is received from the Compliance Department (for a complete discussion of personal transactions, see the Personal Investments chapter in this manual).
When deemed necessary by the Compliance Department, a meeting of the Executive Committee will be convened. The Committee and the employee with the potential inside information will be considered to be on the non-public side of a “Chinese wall” that will serve to withhold the information from portfolio managers, trading and research (the so-called public side of the Chinese wall). The Committee will determine whether to prohibit all trading in the effected securities based on the relevant facts and circumstances. The Committee will typically err on the side of caution in arriving at a decision in order to avoid potential sanctions and certain embarrassment that would result from an insider-trading problem. If a meeting of the Executive Committee cannot be arranged on short notice, decisions will be made unilaterally by the Compliance Department.
Written records of any investigation of the receipt of insider information, decisions by the Executive Committee and/or the Compliance Department will be maintained by the Compliance Department.

PART IV
GIFT, ENTERTAINMENT AND CONTRIBUTIONS
Policy
It is the policy of Fortis Investments that no employee of Fortis Investments shall, directly or indirectly, give or permit to be given anything of service or value, including gratuities, in excess of $100 annually (calendar year basis) to any person, principal, proprietor, employee, agent or representative or another person where such payment or gratuity is in relation to the business of the employer of the recipient of the payment or gratuity. An example of a gift includes but is not limited to: gift certificates, event tickets, gift baskets, golf shirts, sleeves of golf balls, etc.   Due to this policy, all gifts require preapproval of the Director of each department and the Chief Compliance Officer, or his designee.   The Gift Approval Form must be utilized (please see appendix for form). The Compliance Department will maintain a separate record of all such gifts.
In addition, any employee of Fortis Investments cannot receive any gift in excess of $100 annually (calendar year basis) per giver (either person or entity).  Further, all receipts of gifts must be reported to the Compliance Department on a quarterly basis.  Where a gift basket is given to a group and shared, the estimated amount of gift can be pro-rated among the recipients.
If an employee attends an event or dinner with any person, principal, proprietor, employee or agent or representative or another person, this is not considered a gift but is considered entertainment.  Entertainment can only be performed on an occasional basis to an individual and cannot be frequent nor so extensive as to raise any question of propriety and cannot be preconditioned on achievement of a sales target.  In addition, entertainment is limited to $1000 annually (calendar year basis) per person, with approximately a $300 limit per event.  Exceptions may be granted to these limits by the Chief Compliance Officer or his designee.
Business-related contributions for any client-related, prospect, consultant or any other business-related purpose/function is subject to approval prior to the contribution by the Director of the respective department requesting the contribution and the Chief Compliance Officer, or his designee.  The Contribution Request and Approval form must be utilized (please see appendix for form).
Advertising and Promotional Expenses (i.e., branded or items purchased with Fortis logo for distribution) which are more than a nominal value ($25 or more per item) for any client-related, prospect, consultant and any other business-related purpose/function is required to be approved by the Director of the department requesting the expense and the Chief Compliance Officer, or his designee.  The Advertising and Promotional Expense Approval form must be utilized.

APPENDIX
I.	Outside Employment/Consulting Approval Form

II.	Private Placement Approval Request Form

III.	Gift Approval Request Form

IV.	Contribution Request and Approval Form

I. Outside Employment/Consulting
Outside Activities Form
To protect the Company and our employees from situations that may give rise to reputational risk or a conflict of interest for either party, employees are required to complete this Outside Activities Form. Prior to accepting outside employment or consulting, you must first obtain your supervisor/manager’s approval, then submit this form to the Compliance Department for their review and approval. Please refer to the Fortis Investments Code of Ethics for a description of activities requiring disclosure and approval per Firm policy.

Name of Employee (print)	F #	Date

Department	Corp	RC

Manager

Phone Number	Fax Number
Affiliations:

Name of Corporation or Business	Nature of Business

Job Title/Position

Date Employment/Consulting will start

Employee Signature	Date

Manager/Supervisor’s approval (signature)	Date

Compliance Group’s Approval	Date

Is this Employee NASD Registered in any capacity? Which Entity Maintains Registrant?

II. PRIVATE PLACEMENT APPROVAL REQUEST
(attach a copy of the Private Placement Memorandum, Offering Memorandum or any other relevant documents)

Name (Please Print)	Department & Job Title
1. Name of corporation, partnership or other entity (the “Organization”)

2. Is the organization:           ☐ Public           ☐ Private
3. Type of security or fund:

4. Nature of participation (e.g., Stockholder, General Partner, Limited Partner). Indicate all applicable:

5. Planned date of transaction:

6. Size of offering (if a fund, size of fund):

7. Size of your proposed participation:

8. Would the investment carry limited or unlimited liability? ☐ Limited           ☐ Unlimited
9. Would the investment require any use of the Firm’s premises, facilities or materials?
     ☐ Yes ☐ No
     If “yes”, please describe:

10. Are other Firm personnel or clients involved? ☐ Yes           ☐ No
     If “yes”, please describe:

11. Describe the business to be conducted by the Organization:

     If organization is a fund:
•	Describe investment objectives of the fund (e.g., value, growth, core, etc.)

Does a fund that you manage or advise have an investment objective that would make this private placement an opportunity that should first be made available to a fund or client you manage money for?
☐ Yes           ☐ No           ☐ Not Applicable
If “yes”, please describe which client or fund:

12. Will you participate in any investment decisions? ☐ Yes ☐ No
If “yes”, please describe:

13. Are you being offered this investment opportunity due to your position with the Firm? ☐ Yes ☐ No
14. Describe how you became aware of this investment opportunity:

15.	To the best of your knowledge, does the Firm do business with this Organization or with any entity offering this investment? ☐ Yes ☐ No

I understand that approval, if granted, is based upon the information provided herein and I agree to observe any conditions imposed upon such approval. I will notify the Compliance Department in writing if any aspect of the investment is proposed to be changed (e.g., investment focus of fund, compensation, involvement in organization’s management) and I hereby acknowledge that such changes may require further approvals, or dis-investment by me.
I represent (i) that I have read and understand the firm’s code of ethics with respect to personal trading and recognize that I am subject thereto: (ii) that the above trade is in compliance with the code; (iii) that to the best of my knowledge the above trade does not represent a conflict of interest, or an appearance of a conflict of interest, with any client or fund; and (iv) that I have no knowledge of any pending client orders in this security nor is the above trade in a related security which indirectly would result in a transaction in a security in which there are pending client orders. Furthermore, I acknowledge that no action should be taken by me to effect the trade(s) listed above until I have received formal approval.

Signature	Date

Date Received by Compliance Department:

Approved:		Disapproved:

Date:

	Name:	Name:
	Title:		Title:
Rationale for approval or disapproval:

III. Gift Request & Approval Form
Part I

Request Date:

Requestor:

Recipient (Person and Associated Firm) to whom gift is being given:

Description of Gift:

Amount:

Is Supporting Documentation Attached: YES NO
(Please circle one)
Please note that this request must be APPROVED PRIOR to any gift being purchased/given.
Part II
Approved By:

Name:

Signature:

Department:

Date:

Part III
Compliance Department Approval:

Name:

Signature:

Date:

IV. Contribution Request & Approval Form
Part I

Request Date:

Requestor:

Person/Firm which contribution is being made:

Purpose:

Amount:

Is Supporting Documentation Attached: YES NO
(Please circle one)
Please note that this request must be APPROVED PRIOR to any contribution being made.
Part II
Approved By:

Name:

Signature:

Department:

Date:

Part III
Compliance Department Approval:

Name:

Signature:

Date: